EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

OceanFirst Financial Corp.

We consent to incorporation by reference in the registration statement on Form S-8, pertaining to the OceanFirst Financial Corp. 2006 Stock Incentive Plan, of our reports dated March 26, 2007, with respect to the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports are incorporated by reference in the December 31, 2006 Annual Report on Form 10-K of OceanFirst Financial Corp.

Our report dated March 26, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that OceanFirst Financial Corp. and subsidiary did not maintain effective internal control over financial reporting as of December 31, 2006 because the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company’s policies and procedures were not effective to provide for the proper evaluation and assessment of the adequacy of its reserve for repurchased loans at its mortgage banking subsidiary. Specifically, the Company lacked an effective process to ensure that the exercise of loan repurchase requests by purchasers of its loans were timely identified and incorporated properly in the analysis of its reserve for repurchased loans. This deficiency resulted in material misstatements in the Company’s reserve for repurchased loans and amounts recorded as a gain on sales of loans, and resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim consolidated financial statements would not be prevented or detected.

KPMG LLP

Short Hills, New Jersey
March 29, 2007

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